EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Jabil Circuit, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-42992) and Form S-8 (Nos. 333-132721, 333-132720, 333-112264, 333-50748, 333-54946, 333-98291 and 333-106123) of Jabil Circuit, Inc and subsidiaries of our reports dated (May 14, 2007), with respect to the consolidated balance sheets of Jabil Circuit, Inc. and subsidiaries as of August 31, 2006 and 2005, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended August 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of August 31, 2006, and the effectiveness of internal control over financial reporting as of August 31, 2006, which reports appear in the August 31, 2006, annual report on Form 10-K of Jabil Circuit, Inc. and subsidiaries.

As discussed in Note 2 to the consolidated financial statements, the consolidated financial statements as of August 31, 2005 and for each of the years in the two-year period ended August 31, 2005 have been restated. As discussed in Note 1(n) to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation upon adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” applying the modified prospective method.

Tampa, Florida

May 14, 2007

Certified Public Accountants